EXHIBIT 99.1

UFP TECHNOLOGIES, INC. 172 East Main Street Georgetown, MA 01833 – USA	Tel. 978-352-2200 www.ufpt.com CONTACT: Ron Lataille

FOR IMMEDIATE RELEASE

August 3, 2004

UFP ANNOUNCES SIGNIFICANTLY IMPROVED SECOND QUARTER RESULTS

Georgetown, Mass. (August 3, 2004).  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and specialty products, today reported a net profit of $216,000 or $0.04 per diluted common share outstanding for the quarter ended June 30, 2004.  This compares to a net loss of $96,000, or $0.02 per diluted common share outstanding, in the same period last year. For the quarter, sales increased 9.6% to $16.8 million, from $15.4 million last year.  For the six-month period ended June 30, 2004, sales increased 10.7% to $32.8 million from $29.6 million a year ago.  The Company reported a net profit of $270,000 or $0.06 per diluted common share outstanding for the six-month period, compared to a net loss of $464,000 or $0.10 per diluted common share outstanding last year.

“We are pleased with our continued top and bottom-line progress,” said R. Jeffrey Bailly, President and Chief Executive Officer.  “We are seeing across-the-board sales increases as new marketing initiatives, new sales hires, and a strengthening economy all help us build momentum.  These increased sales, combined with our reduced cost structure, are producing significant bottom line improvements.

“We achieved these gains while continuing to invest in our new $77 million automotive program scheduled to launch at the end of this year,” said Bailly. “Together with our other successful new initiatives, this program will help position us for continued growth in 2005 and beyond.”

UFP Technologies is an innovative designer and manufacturer of a broad range of high performance cushion foam and molded fiber packaging products, and specialty foam and plastic products for industrial and consumer markets.  The Company’s Packaging division is a leader in the emerging market for environmentally sound molded fiber interior packaging.

This news release contains forward-looking information that involves risks and uncertainties, including statements about expected improved results from the company’s investments, the expected impact of the company’s automotive program, and the expected timing of the launch of the automotive program.  The company cannot guarantee that it will benefit at all from the automotive program.  The automotive program relies upon a contract with an automotive supplier that is terminable by the automotive supplier for any reason, subject to a cancellation charge. The company’s revenues are directly dependent on the ability of the automotive supplier in the automotive program to develop, market, and sell its products in a timely, cost-effective manner. If the automotive supplier’s needs decrease over the course of the contract, the company’s estimated revenues from this contract may also decrease. Even if the company generates revenue from the project, the company cannot guarantee that the project will be profitable, particularly if revenues from the contract are less than expected. Investors are cautioned that such forward-looking statements involve other risks and uncertainties, including the ability of the company to achieve positive results due to competition, evolving customer requirements, difficulties in integrating acquired businesses and product lines, difficulties associated with the roll out of new products and other factors. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the company’s expectations as of the date of this press release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Consolidated Condensed Statements of Operations

($ in thousands, except Per Share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	30-Jun-04	30-Jun-03	30-Jun-04	30-Jun-03
Net sales	$16,827	$15,353	$32,762	$29,598
Cost of sales	13,166	12,614	25,859	24,599
Gross profit	3,661	2,739	6,903	4,999
SG&A	3,118	2,640	6,100	5,326
Operating income (loss)	543	99	803	(327)
Interest expense, other income & expenses	198	208	370	376
Loss before income taxes	345	(109)	433	(703)
Income taxes	129	(13)	163	(239)

Net income (loss)	$216	$(96)	$270	$(464)
Weighted average diluted shares outstanding	5,006	4,492	4,911	4,475
Per Share Data
Net income (loss)	$0.04	$(0.02)	$0.06	$(0.10)

Consolidated Condensed Balance Sheets

($ in thousands)

(Unaudited)

	30-Jun-04	31-Dec-03
Assets:
Current assets	$17,614	$15,835
Net property, plant, and equipment	10,632	11,473
Other assets	9,424	9,441
Total assets	$37,670	$36,749
Liabilities and stockholders’ equity:
Current liabilities	$15,767	$14,626
Long-term debt	7,543	8,119
Other liabilities	1,245	1,313
Total liabilities	$24,555	$24,058
Total stockholders’ equity	13,115	12,691
Total liabilities and stockholders’ equity	$37,670	$36,749